Exhibit 1.1

BY LAWS OF THE STOCK COMPANY of “NATUZZI S.P.A.”

Article 1. Name

1. Incorporated hereby is a stock company having the name “Natuzzi S.p.A.”

Article 2. Head Office

2. The company has its legal headquarters in Santeramo in Colle (BA). Secondary headquarters may be established or eliminated at other locations in Italy or abroad, pursuant to resolutions adopted by its managing body.

Article 3. Corporate purpose

3. The corporate purpose is the production and sale of sofas and armchairs, furniture in general, furniture products, as well as the production, manufacture and sale of raw materials and semi-finished products destined for such use.

The company also has, as non-prevalent purposes and with regard to the companies constituting part of the group, the following activities:

o
the management of the group’s information services, administration and commercial systems;
o
the production of software and hardware;
o
the consultancy and organization related to management problems, research and development of marketing and commercial penetration, import-export and company problems of an economic nature;
o
training services for managers, executives, employees and factory workers;
o
the development and creation of industrial prototypes, brand names and patents, graphics and publicity;
o
the granting of financing in any form;
o
foreign exchange transactions;
o
the collection, payment and transfer of funds;
o
financial coordination; budgetary, strategic and administrative planning; coordination of purchases, product engineering and development and marketing;
o
the construction, purchase, management, licensing and leasing of industrial, commercial and production premises; and
o
the purchase, management, licensing and leasing of machinery, equipment and other tools.

All financial activities legally reserved to banks or investment institutions are strictly excluded.

Furthermore the company may carry out, again within the “Natuzzi S.p.A.” group, activities related to the installation, maintenance, revision of technological plants and mechanical, hydraulic, thermal, electric systems, of telephone networks, electricity and transfer lines.

In addition, the company may acquire participations and interests in other companies or enterprises of any kind, in Italy or abroad, as a stable investment and not for the purpose of placement of securities, and may undertake all operations that the managing body deems necessary or useful to the attainment of the purposes of the company, including the grant of personal guaranties (“fideiussioni”) and other guaranties.

Article 4. Duration

4. The duration of the company is up until 31.12.2050.

Article 5. Domicile

5. The domicile of the shareholders, the directors, the statutory auditors and the external auditor, insofar as it concerns their relations with the company shall be the one indicated in the company’s ledgers.

Article 6. Capital and shares

6. The share capital is fifty-five million, seventy-three thousand and forty-five euro (€55,073,045.00) and is divided into fifty-five million, seventy-three thousand and forty-five shares (55,073,045), each with a nominal value of one euro (€1.00).

The extraordinary shareholders’ meeting held on 23rd July 2004 authorized the managing body to implement, within five years from the registration of the resolution in the Register of Companies, an increase in the share capital without consideration (“a titolo gratuito”), up to a maximum amount of five hundred thousand euro (€500,000.00), and an increase in the share capital with consideration (“a pagamento”), up to a maximum amount of euro three million (€3,000,000.00) to implement the Incentive Plan that such meeting created at the benefit of the company’s and its affiliates’ employees.

The extraordinary shareholders’ meeting held on 1st July 2022 authorized the managing body to implement, within five years from the registration of the resolution in the Register of Companies, an increase in the share capital with consideration (“a pagamento”), in one or more tranches, up to a maximum amount of nominal five million, four hundred and eighty-five thousand, three hundred and four euro (€5,485,304.00), with the exclusion of pre-emption rights pursuant to article 2441, eighth paragraph, of the civil code, to implement the Incentive Plan approved by the board of directors at the benefit of the company’s and its affiliates’ employees.

On 15th July 2022, the board of directors, in accordance with the authorization given to it by the extraordinary shareholders’ meeting held on 1st July 2022, resolved to increase the share capital from fifty-four million, eight hundred fifty three thousand and forty-five euro (€54,853,045.00) to fifty-five million, seventy-three thousand and forty-five euro (€55,073,045.00), therefore by two hundred and twenty thousand euro (€220,000.00). This share capital increase shall be carried out by 31st December 2022.

The shares are represented by share certificates. Each share carries one vote in the general meeting of shareholders.

Article 7. Participation Certificates (“Strumenti finanziari”)

7.1. The company may issue participation certificates (“strumenti finanziari”), having attached economic or administrative rights, vis-à-vis contributions by shareholders or third parties, including activities or services.

7.2. The participation certificates shall be issued by the shareholders’ extraordinary meeting.

7.3. The resolution issuing the participation certificates shall establish the characteristics of the certificates thereof with regards to the contribution by each holder, specifying the rights attached to the certificate and the penalties in the event of failure to make the relevant contribution.

7.4. The participation certificates issued vis-à-vis the contribution of services and activities are not transferable.

7.5. The participation certificates are represented by registered credit instruments.

Article 8. Bonds

8.1. The company may issue bonds, which may be convertible or non-convertible into shares.

8.2. The bondholders must choose a common representative. Article 29 of these by-laws shall apply, where compatible, to bondholders meetings.

Article 9. Segregated Assets

9.1. The company may segregate one or more pools of assets for the carrying out of a specific business in accordance with articles 2447-bis et seq. of the civil code.

9.2. The resolution segregating the relevant pool of assets shall be adopted by the extraordinary meeting, in accordance with article 16 of these by-laws.

Article 10. Loans

10. The company may obtain from its shareholders loans free of charge or against payment, with or without the obligation to reimburse, in compliance with applicable rules, with special reference to the rules regulating the collection of public savings.

Article 11. Shares and domicile of shareholders

11.1. The shares are registered and freely transferable.

Article 12. Withdrawal

12.1. Each shareholder not approving resolutions in connection with the following subject matters shall have the right to withdraw from the company by tendering all or part of their shares:

a)
amendment of the clause of these by-laws concerning the corporate purpose, in the event that such amendment entails a material change in the activities carried out by the company;
b)
transformation of the company from a stock corporation into another legal entity;
c)
transfer of the legal headquarters abroad;
d)
revocation of the state of winding up;
e)
modification of the rules determining the value of the shares in case of withdrawal;
f)
modifications of the by-laws related to the voting rights attached to shares or the rights to attend the meetings;
g)
elimination of one or more triggering events for withdrawal pursuant to these by-laws.

Should the company be subject to direction and coordinating powers pursuant to articles 2497 et seq. of the civil code, shareholders shall have the right to withdraw from the company by tendering their shares in the events set forth in article 2497-quater of the civil code.

12.2. The shareholder must notify his or her intention to withdraw in writing, by registered mail, to the managing body.

The registered mail must be sent within fifteen days from the registration in the Register of Companies of the resolution triggering the right of withdrawal, and include the details of the withdrawing shareholder, his or her elected domicile in relation to this procedure, the number and the class of the shares for which the right of withdrawal is exercised.

If the event triggering the withdrawal does not arise from a resolution by the shareholders’ meeting, the right of withdrawal shall be exercised no later than thirty days from the date in which the shareholder has become aware of such event.

The shares for which the right to withdraw is exercised may not be transferred and the relevant certificates, where issued, must be deposited at the registered office of the company.

The exercise of the right to withdraw must be recorded in the shareholders’ ledger.

Withdrawal rights may not be exercised and, if already exercised, shall cease to have effect, in the event that the company revokes the resolution that triggers such withdrawal rights.

12.3. Shareholders shall have the right to liquidate the shares for which withdrawal is requested.

The value of the shares shall be established by the directors, having heard the opinion of the board of statutory auditors and the external auditor, taking into account the equity and financial position of the company and its perspectives in terms of income, as well as the market value of the shares, if any.

The managing body must prepare and deposit at the registered office of the company, within fifteen days prior to the meeting that addresses the subject matters triggering the right to withdraw, the documentation necessary to determine the value of the shares in accordance with the abovementioned criteria.

Each shareholder shall have the right to inspect the documentation related to the evaluation indicated above and obtain a copy at his or her own expense.

In the event that the shareholder that intends to withdraw, in the notice for exercising the right of withdrawal, opposes the liquidation value determined by the managing body, the liquidation value shall be established, within ninety days of the exercise of the right of withdrawal, through a sworn report by an expert nominated by the President of the Tribunal in whose jurisdiction the company has its offices, who shall also decide on the procedural costs, upon the request made by the most diligent party. Article 1349, first paragraph of the civil code shall apply.

12.4. The directors shall offer on a preemptive basis the rights to acquire the shares of the withdrawing shareholder to the other shareholders, pro-rata with the number of shares they hold.

If convertible bonds are outstanding, such preemptive rights shall also pertain to the holders of convertible bonds, together with shareholders, on the basis of the relevant exchange ratio.

The offer of the abovementioned rights must be deposited with the Register of Companies within fifteen days from the final determination of the value for the liquidation, with a term for the exercise of such right of no less than thirty days from the deposit of the offer.

Those who exercise such rights, so long as they make a specific request, shall have the right of pre-emption for the acquisition of the shares for which the relevant rights have not been exercised (article 2437-quater, third paragraph, of the civil code).

The shares for which the relevant pre-emptive rights have not been exercised may be placed by the managing body with third parties.

In case the shares of the shareholder that has asserted the right to withdrawal remain unsold the shareholder shall be reimbursed, if available reserves exist, through a repurchase by the company of its own shares, that may also occur in prejudice of the prescriptions set forth by article 2357, third paragraph, of the civil code.

Should no reserves be available, an extraordinary meeting of shareholders must be called in order to resolve either upon the reduction of the share capital, or the winding up of the company.

The prescriptions set forth by article 2445, second, third and fourth paragraphs, shall apply to the resolution reducing the share capital; should the creditors’ right of opposition be affirmed, the company shall be wound up.

Article 13. Sole Shareholder

13.1. If the shares belong to a sole shareholder or if the sole shareholder changes, the directors, in compliance with article 2362 of the civil code, shall deposit, for registration in the Register of Companies, a statement indicating, if an individual, the first name and surname, the date and place of birth, the domicile, and the nationality of such shareholder, or, if not an individual, the entity name, its date of organization, and its office.

13.2. Whenever the plurality of shareholders is established or re-established, the directors must deposit a statement describing such event for the registration in the Register of Companies.

13.3. The sole shareholder, or the person ceasing to be the sole shareholder, may fulfill the publicity obligations pursuant to the previous paragraphs.

13.4. The statements set forth in the previous paragraphs must be deposited with the Register of Companies within thirty days from the relevant registration in the shareholders’ ledger and, in any case, must indicate the date of such registration.

Article 14. Subjection to management and control powers

14. The company must indicate if it is subject to management and coordination powers exercised by other entities in all acts and correspondence, as well as through the registration within the relevant section of the Register of Companies as indicated by article 2497-bis, second paragraph, of the civil code.

Article 15. Powers of the ordinary meeting

15.1. The ordinary meeting shall resolve upon the subject matters provided for in the applicable laws and in these by-laws. In particular, the ordinary meeting may approve a regulation concerning the functioning of the meeting.

15.2. The following powers shall strictly be reserved for the ordinary meeting:

a.
approval of the financial statements;
b.
appointment and revocation of directors; appointment of statutory auditors and of the chairman of the board of statutory auditors and, when required, of the external auditor;
c.
determination of the compensation for directors and statutory auditors, without prejudice to the prescriptions set forth in the following article 39;
d.
determination of the responsibilities of directors and statutory auditors.

Article 16. Powers of the extraordinary meeting

16.1. The extraordinary meeting shall resolve upon:

a.
the amendments to the by-laws, with the exception of article 31.2 of these by-laws;
b.
the appointment, revocation and determination of the powers of liquidators;
c.
the issuance of participation certificates pursuant to article 7 of these by-laws;
d.
the creation of segregated pools of assets pursuant to article 9 of these by-laws;
e.
the distribution of profits to the company’s employees or to the employees of the company’s affiliates by way of issuance of shares or of special classes of shares;

f.
the distribution of profits to the company’s employees or to the employees of the company’s affiliates by way of issuance of participation certificates;
g.
all the other subject matters provided for in the applicable laws and in these by-laws.

16.2. The empowerment of the managing body to resolve upon certain subject matters that, according to applicable laws, fall within the powers of the meeting of shareholders, such as the subject matters set forth in article 31.2 of these by-laws, but not to the prejudice of the main competence of the shareholders’ meeting, which shall maintain its powers to resolve upon such subject matters.

Article 17. Call of the meeting

17.1. The meeting must be called by the managing body at least once a year, within one hundred and twenty days from the end of the fiscal year or within one hundred and eighty days from such date, should the company prepare consolidated financial statements or should particular needs or circumstances occur in relation to the structure and the corporate purpose.

17.2. The meeting represents the totality of shareholders and its resolutions, made in compliance with applicable laws and with these by-laws, shall bind all shareholders, including absent or dissenting shareholders.

The meeting may also be called outside of the company’s registered office or abroad.

17.3. In the event the directors cannot call a meeting or in the event that they fail to call a meeting, the meeting may be called by the board of statutory auditors, or through a decree by the competent tribunal upon request of shareholders representing at least one tenth of the share capital.

17.4. The notice convening the shareholders’ meeting must include:

•
the place in which the meeting shall be carried out as well as the places in which it may be connected through telecommunication devices;
•
the date and time of the meeting;
•
the items on the agenda;
•
any other item prescribed by law.

17.5. The meeting shall be called by publication, at least fifteen days before the meeting, of the relevant notice of call in one of the following newspapers: “Il Sole 24 ore”; “Corriere della Sera” or “La Repubblica”.

Article 18. Call of second and subsequent meeting

18.1. The notice of call may include the date, time and place of a second call, and also of a subsequent call, if the previous meetings do not reach the quorums prescribed by the law. The second and the subsequent call may be held within thirty days from the date indicated for the first call.

Article 19. General meeting

19.1. Even in the absence of a formal call, the meeting is duly established when the entire share capital is represented and when the majority of the members of the managing body and of the board of statutory auditors are present.

In this hypothesis each participant may oppose the discussion (and the resolution) of any item for which he or she considers that he or she has not been sufficiently informed.

Article 20. Ordinary meeting: definition of the quorum

20.1. On first call, the ordinary meeting is duly established with shares, present or represented, amounting to at least half of the share capital.

20.2. On second or subsequent call, the ordinary meeting is duly established regardless of the portion of share capital represented.

20.3. On first, second and subsequent calls the resolution of an ordinary meeting is passed by the absolute majority of the shares present or represented at that meeting.

However, the resolution renouncing the bringing of suit against the directors or authorizing a settlement of a suit previously brought against the directors cannot be validly adopted when at least one fifth of the share capital is dissenting.

Article 21. Extraordinary meeting: definition of the quorum

21.1. On first call resolutions of the extraordinary meeting are passed by a majority representing more than half of the share capital.

21.2. On second call the extraordinary meeting is duly convened with at least one third of the share capital and its resolutions are passed by two thirds of the share capital present or represented in that meeting.

However, the resolutions on the following subject matters shall be carried out by a majority of at least one third of the share capital:

a. amendment of the corporate purpose;

b.
transformation of the company into another legal entity, mergers, de-mergers, in hypotheses other than the ones contemplated by article 31.2, letter a);
c.
early winding up;
d.
extension of the duration;
e.
cancellation of the state of winding up;
f.
transfer of the registered office abroad;
g.
issuance of preference shares.

Article 22. Rules for the calculation of the quorum

22.1. Shares without voting rights shall not be included in the calculation of the quorums necessary to validly establish the meetings.

22.2. Treasury shares and company’s shares held by subsidiaries are included in the calculation of the quorum necessary to validly establish the meeting, as well as for the calculation of the quorum required to validly pass the resolution, and do not have any voting right attached.

22.3. Shares whose voting rights cannot be exercised are included in the calculation of the quorum necessary to validly establish the meeting; the same shares (without prejudice to any different provision provided for by applicable laws) and shares whose voting rights have not been exercised, further to a statement made by the shareholder asserting his or her conflict of interest in the relevant resolution, are not included in the calculation of the majority necessary for the approval of the relevant resolution.

Article 23. Postponement of the meeting

23. Intervening shareholders, representing at least one third of the share capital, have the right to request a postponement of the meeting for no longer than five days, if they state that they have not been sufficiently informed of the subject matters specified in the agenda.

Article 24. Eligibility to attend the meeting and to vote

24.1. Shareholders that are going to attend the meeting (in accordance, inter alia, with the fulfillments indicated in paragraph 3 of article 2370 of the civil code) must deposit their shares (or certificates), at least five days before the date of the meeting, at the registered office or at one of the banks indicated in the notice of call, in order to give proof of their right to participate and to vote at the meeting. The shares must be immediately collected after the deposit has been made.

24.2. Each share entitles to one vote at the meeting.

24.3. Holders of shares that do not carry voting rights have the right to receive the notice of call.

Article 25. Shareholder representation at a meeting

Proxies

25.1. Without prejudice to the prohibitions set forth in article 2372 of the civil code, each shareholder may appoint proxies, by means of a written proxy. The company shall maintain the written proxy on its records.

25.2. The proxy may be issued for several meetings; it may not be issued without indication of the name of the representative and it shall always be revocable, notwithstanding any contrary agreement. The representative may only be replaced by a person specifically indicated in the proxy.

25.3. If a shareholder has conferred a proxy to a company, the legal representative of such company shall represent the shareholder during the meeting.

Alternatively, the company may delegate one of its employees or collaborators.

25.4. Proxies may not be issued to employees, statutory auditors, members of the managing body, or the external auditor.

25.5. Proxies may not be issued to subsidiaries, nor to their employees, statutory auditors, members of the managing bodies and external auditors.

Article 26. Chairman and secretary of the meeting.

Recording of the minutes

26.1. The meeting is chaired by the sole director, by the chairman of the board of directors or, in his absence, by a person nominated by the intervening shareholders.

26.2. Those present at the meeting shall appoint a secretary, not necessarily a shareholder, and, if necessary, one or more scrutinizers, not necessarily a shareholder. The support of the secretary shall not be required if the report is arranged by a notary public.

26.3. The chairman of the meeting shall be in charge of ascertaining that the meeting is validly established, of ascertaining the identity and right to participate of the shareholders present, of regulating the carrying out of the meeting and announcing the results of the resolutions.

26.4. With regards to the carrying out of the works of the meeting, the order for interventions and the methods to discuss upon the items on agenda, the chairman shall have the power to propose procedures that may nevertheless be modified by an absolute majority of the intervening holders of shares carrying voting rights.

26.5. The minutes of the meeting must be prepared in a manner consistent with the duties in connection with their timely deposit and publication and must be undersigned by the chairman, the secretary or the notary public.

26.6. The minutes must indicate:

a)
the date of the meeting;
b)
the identity of the participants and the share capital that they represent (even through an exhibit);
c)
the procedures adopted for the resolutions and results thereof;
d)
the identity of the voters with an indication as to whether they have voted for, against or they have abstained from voting, even through an exhibit;
e)
upon the specific request of the participants, a brief summary of their declarations with regards to the items on the agenda.

Article 27. Meeting procedures

Carrying out of items on the agenda

27.1. The meeting must be carried out with such procedures so that all of those who have the right to attend may be aware, in real time, of the transactions for which they have been called upon to resolve.

27.2. Meetings may be carried out in the presence of audio-video conferences as long as:

•
all people attending the meeting may be identified and their right to take part in may be verified;
•
the chairman of the meeting, even through the chairman’s office may regulate the hearings and may ascertain and announce the results of the votes;
•
all the participants are allowed to follow the discussions, intervene in real time in the discussions and take part simultaneously in the vote;
•
the person in charge of recording the minutes must be able to understand/hear the events to be indicated in the report;
•
the notice of call indicates the places from which an external link has been prepared in order to allow shareholders to participate.

With the fulfillment of the requirements above, the meeting is deemed to be established in the location in which the chairman of the meeting, together with the secretary, is located, in order to proceed with the preparation and undersigning of the minutes in the relevant book.

Article 28. Method of voting

28.1. Secret voting is not permitted. Any vote which is not connected to any shareholder is considered unexercised.

Article 29. Special meetings

29.1. If more than one class of shares or participation certificates exists, each holder has the right to attend the relevant special meeting.

29.2. All provisions indicated in these by-laws with regards to the meeting and shareholders, with reference to the meeting procedure, shall also apply to special meetings, to bondholders’ meetings and to meetings of holders of participation certificates.

29.3. The special meeting shall appoint and remove the common representative.

29.4. Apart from any initiative by the common representative, the call of the special meeting may occur upon the initiative of the company or upon a specific request by members representing at least one twentieth of the votes which may be exercised in the relevant special meeting.

29.5. If the company holds treasury shares or bonds, it cannot participate to the relevant special meeting.

29.6. Directors and statutory auditors have the right to attend the special meeting without having the right to vote.

29.7. Resolutions of the meeting may be challenged in accordance with articles 2377 and 2379 of the civil code. Those having the right to vote shall also have the right to act individually, in the event that the special meeting has not resolved upon the relevant subject matter.

29.8. Articles 2417 and 2418 of the civil code shall apply to the common representative.

29.9. The rules governing the extraordinary meetings shall apply with regards to the formalities and the majorities prescribed for the special meetings.

Article 30. Annulment of the resolutions of the meeting

30.1. The legal action for the annulment of the resolutions may be commenced by the directors, by the board of statutory auditors or by dissenting, absent or abstained shareholders, holding, even collectively, at least five percent of the share capital having voting rights in the challenged resolution.

Article 31. Duties and powers of the managing body

31.1. The management of the company belongs exclusively to directors, who shall carry out all the actions necessary for the achievement of the corporate purpose, it being understood that for certain actions specific authorization from the shareholders’ meeting shall be required pursuant to statutory prescriptions.

31.2. Furthermore, the managing body shall also be in charge of the following:

a) the resolution approving a merger in the cases indicated in articles 2505, 2505-bis, 2506-ter last paragraph of the civil code;

b) the setting-up and cancellation of secondary offices;

c) the indication of directors who are legal representative of the company;

d) the transfer of the registered office to another location within the national territory.

Article 32. Non-compete

32. Directors are prohibited from competing with the company pursuant to article 2390 of the civil code.

Article 33. Composition of the managing body

33. The company is run by a sole director or by a board of directors composed of seven to eleven members.

Article 34. Appointment and replacement of the managing body

34.1. The ordinary meeting shall establish the number of members of the managing body and shall resolve upon their appointment.

34.2. Directors shall be appointed for the period established at their appointment and, in any case, for no longer than three fiscal years and they may be re-appointed. Their term in office shall expire on the date of the meeting called for the approval of the financial statements relating to the last fiscal year of their office.

34.3. If, during the fiscal year, one or more directors are to retire, the others may replace them through a resolution approved by the board of statutory auditors, so long as the majority of the board of directors is composed by directors appointed by the meeting (or indicated in the deed of incorporation). Directors who have been appointed by the board shall remain in the office until the subsequent shareholders meeting is held.

34.4. If the majority of the directors appointed by the meeting (or indicated in the deed of incorporation) were to retire, the remaining directors shall call a shareholders meeting in a timely manner in order to replace the retired directors.

34.5. The term of office of the Directors appointed pursuant to paragraph 4 above shall expire at the same time of the preexisting directors.

34.6. If the sole director or all of the directors cease to be in office, a meeting for the appointment of the director or of the entire board must be called in a prompt manner by the board of statutory auditors, which shall be in charge of carrying out the activities related to the ordinary course of business.

Article 35. Chairman of the board of directors

35.1. During the first meeting after its appointment, the board of directors may designate a chairman and a vice chairman among its members, if such designation has not been already done at the shareholders’ meeting.

35.2. The chairman of the board of directors shall call the board of directors, shall establish its agenda, shall coordinate the works of the board and shall ensure that all the directors are duly informed about the items mentioned in the agenda.

Article 36. Delegated members

36.1. The board of directors may delegate, within the limits set forth in article 2381 of the civil code, all or part of its powers to one or more of its members, establishing the boundaries of such powers and the compensation for the relevant director.

36.2. The board shall have the right to control and arrogate (to itself the) operations that are included in the delegation of powers, as well as the power to revoke such delegation.

36.3. The delegated members shall not bear the duties indicated in article 2381, fourth paragraph, of the civil code.

36.4. The delegated bodies shall report to the board of directors and the board of statutory auditors, at least every one hundred and eighty days.

36.5. The managing body may appoint chief executives and define their powers.

Article 37. Resolutions of the board of directors

37.1. Meetings of the board shall be held in the location indicated in the notice convening the meeting, in the registered offices or in any other location, at any time the chairman may consider it necessary.

37.2. Notice must be sent at least five days before the date of the meeting by means of a letter sent by fax, telegram or e-mail.

37.3. In case of emergencies, notice may be sent by fax, telegram or e-mail at least two days in advance.

37.4. The board is validly established with the presence of the majority of appointed directors and shall resolve through a favorable vote of the absolute majority of present directors. In case of tie, the vote of the chairman shall prevail.

Directors who have abstained or have declared a conflict of interest shall not be considered in the calculation of the majority necessary for the resolution to be adopted.

37.5. The board may be called and may validly resolve, even through the use of means of telecommunications, as long as the guarantees and the methods indicated in article 27, points 1 and 2, of these by-laws are met.

37.6. The board of directors is validly established when, even in the absence of a formal notice, all of appointed directors and the board of statutory auditors are present.

37.7. The meetings of the board shall be chaired by the chairman, by the vice chairman and in their absence by the oldest director.

37.8. Votes cannot be given by proxy.

Article 38. Company representation

38.1. The representation of the company is the responsibility of the sole director or the chairman of the board of directors.

38.2. Furthermore, representative powers may also be given through power of attorney attributed by the board, within the boundaries provided for thereto.

The managing body, to which representation is granted, may appoint, within the limits granted, attorneys-in-fact either for general purposes or for specific transactions or categories of transactions.

In any case, when the attorney-in-fact appointed by the board does not belong to such body, the representation of the company shall be governed by the general provisions concerning power of attorney.

38.3. The representation of a company to be wound up shall be granted to the liquidator or the chairman of the board of liquidators and to any other possible part of the board of liquidators with the methods and terms defined during appointment.

Article 39. Directors compensation

39.1. Members of the board of directors shall be refunded all the expenses borne during their office and shall receive a compensation determined by the shareholders’ meeting that appoints them. The meeting may determine an aggregate sum as a cap for the remuneration of the all directors, including those with special duties.

39.2. The amount to be paid to directors with special duties shall be defined by the board of directors, after hearing the opinion of the board of statutory auditors, in compliance with the cap defined by the meeting.

Article 40. Board of statutory auditors

40.1. The board of statutory auditors shall control the observance of the prescriptions of the law and of these by-laws, shall make sure that the company is run in accordance with principles of correct management having particular regard to the suitability of the organizational, administrative and accounting systems adopted by the company. The board of statutory auditors shall have the responsibility of auditing the company’s accounts when such duties are not fulfilled by an external auditor.

40.2. The shareholders’ meeting shall appoint the board of statutory auditors, which shall be composed of three permanent auditors and two temporary auditors, and it shall appoint the chairman for the entire duration of their office and shall resolve upon their compensation.

40.3. For the entire duration of their office the statutory auditors must meet the requirements indicated in article 2399 of the civil code. The loss of such requirements shall imply the immediate removal of the statutory auditor and his or her replacement by the oldest temporary auditor.

40.4. Statutory auditors shall remain in the office until the date of the meeting called for the approval of financial statements relating to the third fiscal year of their office. Expiration of their office shall take place from the date of the appointment of a new board of statutory auditors.

40.5. The board of statutory auditors shall be convened at least once every ninety days upon the initiative of its chairman. The board shall be validly established with the presence of the majority of the board of statutory auditors and shall validly resolve through a favorable absolute majority vote of its members.

40.6. Meetings may also be held by the use of telecommunication means, in compliance with the methods indicated in article 27 of these by-laws.

Article 41. The external auditor

41.1. The external auditor or the audit firm in charge of the auditing the company’s accounts, whether appointed pursuant to legal requirements, shall have the following responsibilities:

•
to audit the regular book-keeping and the correct entering of management events during the financial year, at least once every three months;
•
to control that the financial statements and, if drawn up, the consolidated accounts of the group correspond to the results of the entries and with checks which have been carried out, and if they comply with the relevant applicable provisions;
•
to deliver an opinion upon the truth and accuracy of the financial statements of the company and, if any, of the group.

41.2. The audit activity on the company’s accounts shall be registered in a book to be kept at the registered office of the company.

41.3. Upon the appointment of the external auditor, the shareholders meeting must also establish its compensation for the entire duration of its appointment, which in any case may not exceed three fiscal years.

41.4. For the entire duration of their office the external auditor or the auditing company must meet the requirements indicated in article 2409-quinquies of the civil code. If they do not meet such requirements, they shall step down from office and it shall not be possible to re-appoint them. In case of forfeiture of the external auditor, the directors must promptly call a meeting in order to appoint a new external auditor.

41.5. The external auditor shall remain in office until the date of the approval of financial statements relating to the third fiscal year of their term in office, and they may be re-appointed.

Article 42. Financial statements and dividends

42.1. Each fiscal year shall end on December 31.

42.2. The net profit resulting from the financial statements — after a deduction of at least 5% (five per cent) intended for the legal reserve until such legal reserve reaches one fifth of the share capital — shall be distributed between shareholders in proportion to the shares held by each shareholder, unless the meeting resolves to provide for some extraordinary reserves.

Article 43. Termination and winding up

43.1. The company shall be dissolved upon the occurrence of the following events:

a)
expiration of the duration provided for in these by-laws;
b)
achievement of the corporate purpose or unexpected impossibility of achieving it, unless the meeting, called in case of necessity, resolves upon a relevant amendment to the by-laws;
c)
impossibility to function or the continued inactivity of the shareholders’ meeting;
d)
reduction in the share capital below the minimum threshold provided for by-law, without prejudice to the prescriptions set forth in article 2447 of the civil code;
e)
the hypothesis contemplated by article 2437-quater of the civil code;

f)
any resolution of the extraordinary meeting; expressly providing for the dissolving of the company; and
g)
any other event provided for by law.

43.2. In all the cases of termination, the managing body must fulfill the publicity requirements prescribed by the law within thirty days from the date of the event triggering the termination.

43.3. The extraordinary meeting, called by the managing body, shall appoint one or more liquidators and shall establish:

a)
the number of liquidators;
b)
in the case that more than one liquidator is appointed, the rules governing the operations of the liquidators, referring to the rules governing the operations of the board of directors when possible;
c)
the parties with the responsibility of legally representing the company;
d)
the standards according to which the winding up should be carried out; and
e)
any possible limitation on the powers of the liquidators.

Article 44. Jurisdiction

44.1. Any dispute that may arise between the company and its shareholders, directors, liquidators pursuant to these by-laws, shall fall within exclusive jurisdiction of the Tribunal of Bari.